Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Andrew Greenebaum / Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
J. Michael Dodson	andrewg@addocommunications.com
Chief Financial Officer	lauraf@addocommunications.com
(714) 688-7200

DDi Corp. Announces Second Quarter 2011 Results

ANAHEIM, Calif., July 28, 2011 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights:

•	Net sales and bookings of $66.2 million, a 1.0 book-to-bill ratio

•	Net income of $5.0 million, or $0.24 per fully diluted share; includes $0.6 million of severance charges associated with the final phase of the Toronto facilities integration

•	Adjusted EBITDA increases $1.0 million sequentially to $9.0 million

•	Announces opening of Shenzhen China sales and support office

•	Paid dividend of $0.10 per share of common stock on June 30, 2011

•	Received indication from European Patent Office of intent to grant DDi a patent on its FLAT-WRAPTM technology

Mikel Williams, President and Chief Executive Officer of DDi Corp. stated, “Despite strong market demand in the first quarter, the second quarter reflected a softer demand environment, particularly in the month of May. While net sales were flat sequentially, largely consistent with our observations of the broader North American printed circuit board industry, I am pleased with our operational execution. In particular, we demonstrated continued ability to manage expenses and margins, despite ongoing pricing pressure from our supply vendors. While we previously announced the completion of the integration of our Toronto manufacturing facilities, we have now also completed the integration of our personnel, which included streamlining and reducing headcount at that facility. As a result of our operational execution and focus, we delivered improved sequential profitability, excluding the one-time severance charges. In addition, we exited the quarter in strong financial position, as evidenced by our cash generation and improved working capital management.”

DDi Corp. Second Quarter 2011 Earnings Results

Mr. Williams continued, “With the economic recovery uncertain, we remain intensely focused on operational and financial discipline, gaining market share in our core markets, and technological innovation to continue to improve DDi’s overall business platform. Our commitment to investment in technological innovation is evidenced by the notification that we will be issued a patent on our FLAT-WRAPTM technology. The biggest adopters of this new technology have been military and defense contractors, with now over 100 customers benefiting from our ability to manufacture products with finer geometries and improved product reliability.”

Second Quarter Results

Net sales for the second quarter of 2011 were $66.2 million, a slight sequential decrease of 0.4% from the first quarter of 2011 and a decrease of 3.2% from the second quarter of 2010.

Gross margin for the second quarter of 2011 increased 50 basis points to 21.8% of net sales from 21.3% of net sales in the prior quarter and declined 60 basis points from 22.4% of net sales in the prior year period. The decline in gross margin from the same period in the prior year was primarily attributable to continued pressure from rising materials costs as well as lower volume and the related absorption of fixed costs.

Operating income in the second quarter of 2011 was $5.5 million compared to $5.4 million in the first quarter of 2011 and $6.8 million in the same period of the prior year. Included in operating income in the second quarter of 2011 were severance costs of $0.6 million related to the final phase of the Toronto facilities integration.

Adjusted EBITDA for the second quarter of 2011 was $9.0 million representing an increase from $8.0 million in the first quarter of 2011 and a decrease from $9.8 million in the second quarter of 2010. Reconciliations of this non-GAAP measure are provided after the GAAP unaudited condensed consolidated financial statements below.

Net income and fully diluted earnings per share in the second quarter of 2011 were $5.0 million and $0.24, respectively, flat with first quarter of 2011 and a decline from $6.0 million, or $0.29 per share in the second quarter of 2010.

Second Quarter Balance Sheet and Liquidity

As of June 30, 2011, DDi had total cash and cash equivalents of $25.6 million and total debt of $10.7 million. Net working capital as of June 30, 2011 was $57.7 million. After taking into account the cash dividends of $2.0 million and capital expenditures of $2.5 million during the second quarter of 2011, the Company generated $3.6 million in cash and cash equivalents.

Quarterly Dividend

The Company paid a dividend of $0.10 per share of common stock on June 30, 2011. The second quarter of 2011 was the fifth consecutive quarter in which the Company paid a dividend.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2011 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. Participants may access the call by dialing

DDi Corp. Second Quarter 2011 Earnings Results

(877) 941-2069 (domestic) or (480) 629-9713 (international). In addition, the call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through August 12, 2011 by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference ID 4457989. An online replay of the webcast will be available at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation

DDi Corp. Second Quarter 2011 Earnings Results

or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

DDi Corp. Second Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Qtr. Ended Jun. 30, 2011	Qtr. Ended Jun. 30, 2010	Qtr. Ended Mar. 31, 2011
Net sales	$66,224	$68,382	$66,459
Cost of goods sold	51,781	53,067	52,307

Gross profit	14,443	15,315	14,152
	21.8%	22.4%	21.3%
Operating expenses:
Sales and marketing	4,284	4,294	4,638
General and administrative	3,846	3,790	3,959
Amortization of intangible assets	190	190	190
Restructuring and other related charges	623	290	—

Operating income	5,500	6,751	5,365
Interest and other expense, net	449	442	296

Income before income taxes	5,051	6,309	5,069
Income tax expense	100	312	64

Net income	$4,951	$5,997	$5,005

Net income per share:
Basic	$0.24	$0.30	$0.25
Diluted	$0.24	$0.29	$0.24
Dividends declared per share:	$0.10	$0.06	$0.10
Weighted-average shares used in per share computations:
Basic	20,302	19,863	20,226
Diluted	21,005	20,544	21,190

DDi Corp. Second Quarter 2011 Earnings Results

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	6 Mo. Ended Jun. 30, 2011	% of Net Sales	6 Mo. Ended Jun. 30, 2010	% of Net Sales
Net sales	$132,683		$133,047
Cost of goods sold	104,088		103,746

Gross profit	28,595	21.6%	29,301	22.0%
Operating expenses:
Sales and marketing	8,922	6.7%	8,801	6.6%
General and administrative	7,805	5.9%	8,213	6.2%
Amortization of intangible assets	380	0.3%	380	0.3%
Restructuring and other related charges	623	0.5%	290	0.2%

Operating income	10,865	8.2%	11,617	8.7%
Interest and other expense, net	745	0.6%	1,100	0.8%

Income before income taxes	10,120	7.6%	10,517	7.9%
Income tax expense	164	0.1%	721	0.5%

Net income	$9,956	7.5%	$9,796	7.4%

Net income per share:
Basic	$0.49		$0.49
Diluted	$0.47		$0.48
Dividends declared per share:	$0.20		$0.06
Weighted-average shares used in per share computations:
Basic	20,364		19,844
Diluted	21,198		20,257

DDi Corp. Second Quarter 2011 Earnings Results

DDi Corp

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	Jun. 30, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$25,646	$28,347
Accounts receivable, net	42,206	40,821
Inventories	24,204	20,970
Prepaid expenses and other	2,304	1,889

Total current assets	94,360	92,027
Property, plant and equipment, net	43,185	42,605
Intangible assets, net	234	614
Goodwill	3,664	3,664
Other assets	950	954

Total assets	$142,393	$139,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,753	$25,137
Accrued expenses and other current liabilities	12,524	14,113
Current portion of long term debt	1,430	1,751

Total current liabilities	36,707	41,001
Long term debt	9,269	9,704
Other long-term liabilities	490	527

Total liabilities	46,466	51,232

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	225,877	228,881
Accumulated other comprehensive income	1,406	1,063
Accumulated deficit	(131,356)	(141,312)

Total stockholders’ equity	95,927	88,632

Total liabilities and stockholders’ equity	$142,393	$139,864

DDi Corp. Second Quarter 2011 Earnings Results

DDi Corp.

Unaudited Schedule of Non-GAAP Reconciliations

(In thousands)

	Qtr. Ended Jun. 30, 2011	Qtr. Ended Jun. 30, 2010	Qtr. Ended Mar. 31, 2011
Adjusted EBITDA:
GAAP net income	$4,951	$5,997	$5,005
Add back:
Interest and other expense, net	449	442	296
Income tax expense	100	312	64
Depreciation	2,341	2,163	2,139
Amortization of intangible assets	190	190	190
Non-cash compensation	306	341	269
Non-recurring Coretec acquisition costs	—	50	—
Toronto site integration	623	290	—

Adjusted EBITDA	$8,960	$9,785	$7,963

	6 Mo. Ended Jun. 30, 2011	6 Mo. Ended Jun. 30, 2010
Adjusted EBITDA:
GAAP net income	$9,956	$9,796
Add back:
Interest and other expense, net	745	1,100
Income tax expense	164	721
Depreciation	4,480	4,363
Amortization of intangible assets	380	380
Non-cash compensation	575	689
Non-recurring Coretec acquisition costs	—	850
Toronto site integration	623	290

Adjusted EBITDA	$16,923	$18,189